                                                                    Exhibit 99.1


                                                                        Contact:
                                                                 David J. Foster
                                                         Chief Financial Officer
                                                                    650-655-4200
                                                           investor@argotech.com



            ARGONAUT TECHNOLOGIES REPORTS FIRST QUARTER 2004 RESULTS

     o    CORE PRODUCT REVENUE STEADY, BUT NET SALES DECREASED FROM PRIOR YEAR
     o    COMPANY OPERATING EXPENSES DOWN 22% OVER PRIOR YEAR
     o    NET LOSS EQUIVALENT TO PRIOR YEAR
     o    CONTINUED R&D SUCCESS PRODUCES TWO NEW INSTRUMENTS

FOSTER CITY, CALIF. APRIL 29, 2004 -- Argonaut Technologies, Inc. (NASDAQ: AGNT) today reported financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, net sales were $4.7 million compared to Company revenue guidance of $5.0 million to $5.5 million and compared to $6.3 million for the first quarter of 2003. The decrease in revenue in Q1 compared to the prior year is primarily due to exiting non-strategic product lines during 2003 and a winding down of a contract R&D project over the last several quarters. The Company's revenue from its ongoing, core commercial product lines was $4.2 million vs. $4.3 million in the first quarter of 2003.

For the first quarter of 2004, the net loss was approximately $2.5 million, or $(0.12) per share, compared to a net loss of $2.5 million, or $(0.13) per share, for the first quarter of 2003. The Company's net loss guidance for the first quarter of 2004 was $1.0 million to $1.5 million. Operating expenses were $4.1 million in the first quarter of 2004 compared to $5.3 million in the first quarter of 2003, or down 22% from the prior year.

As of March 31, 2004, Argonaut had approximately $17.1 million in cash, cash equivalents, short-term, and long-term investments, not including $12.9 million of restricted cash. The Company had a net decrease of approximately $1.8 million in cash, cash equivalents, short-term, and long-term investments during the first quarter, as compared to a decrease of $3.4 million in the first quarter of 2003.

"While we expected to face difficulties closing instrument orders in a quarter where most of our pharmaceutical customers wait for capital funds to be released at the start of a budget year, Q1 financial results were disappointing. Unfortunately, a number of instrument orders expected for installation in the quarter did not arrive in time for Q1 quarter-end. We expect several of these orders to be recognized as revenue in Q2. In addition, the consumables business did not grow at the rate we had anticipated and was flat compared to Q1 2003," stated Lissa A. Goldenstein, Argonaut's president and chief executive officer. While the sales results for the quarter were below what we expected, we do not believe that the shortfall is due to competition or an underlying flaw in the

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value of our products. To ensure that our market information is accurate and to gain better visibility into our sales activity, I will assume direct oversight of our sales resources, replacing Howard Goldstein who has resigned, effective April 16, 2004, as our Senior Vice President, Sales and Marketing.

The Company continued to improve its operational processes and decided to consolidate manufacturing and R&D operations for its consumables business in Cardiff, Wales and its instrument business in Foster City, California. "While this is clearly the right decision in the long-term, the transition has caused some one-time charges to cost of sales for this quarter and for next quarter, although we won't see the benefits until the second half of the year." commented Ms. Goldenstein. In addition, the lack of orders in the first quarter noted above had a dramatic impact on our gross margins, as we had relatively fixed manufacturing expenses supporting a much lower than anticipated base of revenue. We expect gross margins to recover to more historical levels during the year, contingent upon improving our orders and revenue performance above Q1 rates."

The Company has continued to invest in research and development through the economic downturn and recently announced the introduction of two new instruments, the FlashMaster(TM) Personal+ system for medicinal chemistry, and the Advantage Series(TM) 2410 personal screening synthesizer for process chemistry. The FlashMaster Personal+ joins the Company's growing FlashMaster family of manual, semi-automated, and fully automated flash chromatography systems. The 2410 personal screening synthesizer is the newest in the Company's Advantage Series product suite and was designed to provide companies with rapid, more efficient, and less expensive process development for new chemical entities
(NCE). In addition, the Company also launched two new SPE (solid phase extraction) consumable products that are used to support reaction workup by medicinal chemists and which were co-developed with one of the leading UK pharmaceutical companies.

BUSINESS OUTLOOK

Ms. Goldenstein provided the following comments regarding the outlook for the second quarter of 2004, "We have seen some encouraging order volume early in the quarter; however, we remain cautious about the uncertainty of pharmaceutical R&D spending, especially with regard to instrument orders. Therefore, we expect an increase from Q1 in orders that should drive our net sales for the second quarter of 2004 to be between $5.3 million and $5.7 million. Gross margin for the second quarter is expected to be 40% to 44%, significantly better than Q1. We expect the net loss for the quarter to be in the range of $1.8-2.2 million. Given our delay in receiving customer orders, we are revising our annual guidance to a range of $22-25 million in revenue, to $5-8 million in net losses, and to $4-6 million in cash use."

CONFERENCE CALL DETAILS

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Thursday, April 29, 2004 at 2:00 p.m. Pacific / 5:00 p.m. Eastern.

Interested parties may listen to the conference call by dialing 1-888-694-4641 (for domestic calls) or dial 1-973-935-8511 (for international calls). The call will also be available via live audio broadcast over the Internet at http://investor.argotech.com. For those unable to listen to the live call, a replay of the call will be available by telephone. Please dial 1-877-519-4471 (for domestic calls) or 1-973-341-3080 (for international calls) and use access code 4722979. To access the replay via the Internet go to http://investor.argotech.com.

ABOUT ARGONAUT TECHNOLOGIES, INC.

We are a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development and file New Chemical Entities. Our products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. More than 1,200 customers use Argonaut's products worldwide. For more information, visit www.argotech.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for orders, net sales, gross margins, operating expenses, net loss, and cash usage for the 2004 second quarter and the 2004 fiscal year, the future demand and sales cycles for our products, and the benefits from cost savings initiatives. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that increasing revenues and decreasing expenses may not be realized as quickly as anticipated or at all and the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for our products which could significantly impact our business and results of operations. These and other risk factors are discussed in Argonaut's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 31, 2004, and its other reports with the Securities and Exchange Commission.

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                           ARGONAUT TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                           Three Months Ended
                                                                 March 31,
                                                       ---------------------------
                                                         2004               2003
                                                       --------           --------
Net sales                                              $  4,680           $  6,253
Costs and Expenses:
   Costs of sales                                         3,102              3,497
   Manufacturing transition and startup costs               211               --
   Research and development                                 945              1,293
   Selling, general and administrative                    3,046              3,790
   Amortization of purchased intangibles                    121                211
                                                       --------           --------
Total costs and expenses                                  7,425              8,791
                                                       --------           --------
Loss from operations                                     (2,745)            (2,538)
Other income (expenses):
   Interest and other income                                329                243
   Interest and other expense                              (137)              (178)
                                                       --------           --------
Net loss before provision for income taxes               (2,553)            (2,473)
Provision for income taxes                                   27                (58)
                                                       --------           --------
Net loss                                               $ (2,526)          $ (2,531)
                                                       ========           ========
Net loss per common share, basic and diluted           $  (0.12)          $  (0.13)
                                                       ========           ========
Weighted-average shares used in
     computing net loss per common share,
     basic and diluted                                   20,413             20,022
                                                       ========           ========

                           ARGONAUT TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                               MARCH 31,          DECEMBER 31,
                                                                 2004                2003
                                                               ---------           ---------
                                                              (UNAUDITED)          (NOTE 1)
ASSETS
Current assets:
   Cash and cash equivalents                                   $  10,688           $   9,620
   Short-term investments                                             99               3,850
   Accounts receivable, net                                        4,359               5,993
   Inventories                                                     7,433               6,946
   Prepaid expenses & other current assets                           659                 562
   Notes receivable                                                   64                  56
                                                               ---------           ---------
     Total current assets                                         23,302              27,027
Restricted cash                                                   12,883              12,317
Property and equipment, net                                        4,085               4,454
Goodwill                                                           9,410               9,410
Other intangible assets, net                                       4,316               4,471
Long-term investments                                              6,272               5,432
Other assets                                                         201                 204
                                                               ---------           ---------
                                                               $  60,469           $  63,315
                                                               =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $   1,280           $   1,494
   Accrued compensation                                              800                 971
   Other accrued liabilities                                       2,099               2,406
   Deferred revenue                                                  736                 978
   Current portion of notes payable and capital lease
     obligations                                                  12,613              12,200
                                                               ---------           ---------
     Total current liabilities                                    17,528              18,049

Long term debt                                                        21                  23

Stockholders' equity:
   Common stock                                                        2                   2
   Additional paid-in capital                                    121,632             121,670
   Deferred stock compensation                                        (6)                 (9)
   Accumulated other comprehensive income (loss)                   1,062                 824
   Accumulated deficit                                           (79,770)            (77,244)
                                                               ---------           ---------
     Total stockholders' equity                                   42,920              45,243
                                                               ---------           ---------
                                                               $  60,469           $  63,315
                                                               =========           =========

(1) The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.